Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and Investor Relations
370 Seventeenth Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES CLOSE OF
STRATEGIC INVESTMENT BY TRACINDA
     DENVER, Colorado (February 20, 2008) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas company (“Delta” or the “Company”), today announced the close of the previously approved strategic investment by the Tracinda Corporation (“Tracinda”). As agreed, Tracinda invested $684 million to acquire 36 million shares of Delta’s common stock from the company, or the equivalent of $19 per share. On February 19, 2008 Delta announced that both the sale of the shares to Tracinda and the increase in the size of the Board of Directors of Delta from 11 to 15 were approved by an overwhelming majority of the Company’s shareholders.
     Board representation from Tracinda will initially include the following members:
•	James J. Murren, President and Chief Operating Officer of MGM Mirage
•	Daniel J. Taylor, an executive with Tracinda
     Tracinda will have the ability to nominate an additional three members to the Company’s Board at a later date.
     Roger A. Parker, Chairman and CEO commented, “With the closing and funding of the transaction today, Delta is positioned to deliver substantial reserve, production and cash flow growth. We look forward to having Mr. Kerkorian and his leadership team at Tracinda as a significant shareholder and supporter of Delta. We believe the acceleration of our drilling inventory will provide for many years of shareholder value creation. 2008 should be an exciting year for Delta and its shareholders.”
     Delta would like to further express its appreciation to Edward “Tiger” Mike Davis for his participation and introduction between the Company and Mr. Kerkorian.
     Tracinda Corporation said, “We are extremely pleased to formally enter into our long-term partnership with Delta Petroleum and its management team. Since first announcing our intention to invest, we have grown even more confident in the company’s long-term strategy and ability to achieve significant growth from its well-positioned exploration projects. We look forward to lending our support and benefiting from that strategy alongside the Company’s other shareholders.”

Conference Call
     As a reminder, the Company will host an investor conference call on Thursday, February 28, 2008 at 12:00 noon Eastern time to discuss operating results for the fourth quarter and full year 2007. The Company will report its 2007 operating results earlier the same day.
     Shareholders and other interested parties may participate in the conference call by dialing 888-713-4209 (international participants dial 617-213-4863) and referencing the ID code 86892752 a few minutes before 12:00 noon Eastern time on February 28, 2008. The call will also be broadcast live and can be accessed through the Company’s website at http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available two hours after the completion of the conference call from February 28, 2008 until March 6, 2008 by dialing 888-286-8010 (international participants dial 617-801-6888) and entering the conference ID 70186831. Telephonic participants can reduce pre-call hold time by registering for the conference in advance through the following link:
https://www.theconferencingservice.com/prereg/key.process?key=PHPCTY4QL
About Delta Petroleum Corporation
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Gulf Coast and Rocky Mountain regions, which comprise the majority of its proved reserves, production and long-term growth prospects. The Company has a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in its Rocky Mountain development projects. Its common stock is traded on the NASDAQ Global Market under the symbol “DPTR.”
About Tracinda Corporation
     Tracinda is a privately held Nevada corporation wholly-owned by Mr. Kirk Kerkorian. Tracinda’s principal business is buying, selling and holding selected equity securities. Mr. Kerkorian has served as Chief Executive Officer, President and sole director and stockholder of Tracinda for more than the past five years.
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, and the ability to grow reserves, production and cash flow.  Please refer to the Company’s report on Form 10-K for the year ended December 31, 2006 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information.  The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
For Delta Petroleum:
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (830) 693-4400 or via email at info@rjfalkner.com
For Tracinda Corporation:
Tom Johnson / Winnie Lerner
Abernathy MacGregor Group
(212) 371-5999
SOURCE: Delta Petroleum Corporation